Exhibit 99.1

SouthState Corporation Reports Third Quarter 2021 Results Declares Quarterly Cash Dividend	For Immediate Release
Media Contact
Jackie Smith, 803.231.3486

WINTER HAVEN, FL - October 27, 2021 – SouthState Corporation (NASDAQ: SSB) today released its unaudited results of operations and other financial information for the three-month and nine-month periods ended September 30, 2021.

The Company reported consolidated net income of $1.74 per diluted common share for the three months ended September 30, 2021, compared to $1.39 per diluted common share for the three months ended June 30, 2021, and compared to $1.34 per diluted common share one year ago.

Adjusted net income (non-GAAP) totaled $1.94 per diluted share for the three months ended September 30, 2021, compared to $1.87 per diluted share for the three months ended June 30, 2021, and compared to $1.58 per diluted share one year ago. Adjusted net income in the third quarter of 2021 excludes $14.1 million of merger-related costs (after-tax).

“I’m pleased with our progress in the third quarter, particularly our 10% annualized loan growth (excluding PPP loans),” said John C. Corbett, Chief Executive Officer. “New loan production reached a record of $2.6 billion, up 72% from a year ago. Additionally, planned cost savings from the recent systems conversion and a $5.8 million increase in core net interest income contributed to an increase of our pre-provision net revenue to $132.3 million. With surplus cash on our balance sheet, the pending acquisition of Atlantic Capital Bank in Atlanta and strong population growth in the Southeast, we are well positioned as we head into 2022.”

Highlights of the third quarter of 2021 include:

Returns

●	Reported & adjusted diluted Earnings per Share (“EPS”) of $1.74 and $1.94 (Non-GAAP), respectively
●	Recorded a negative provision for credit losses of $38.9 million compared to a negative provision for credit losses of $58.8 million in the prior quarter
●	Reported & adjusted Return on Average Tangible Common Equity of 16.9% (Non-GAAP) and 18.7% (Non-GAAP), respectively
●	Pre-Provision Net Revenue (“PPNR”) of $132.3 million (Non-GAAP), or 1.29% PPNR ROAA (Non-GAAP)
●	Book value per share of $68.55 increased by $0.95 per share compared to the prior quarter
●	Tangible book value (“TBV”) per share of $43.98 (Non-GAAP), up $4.15, or 10.4% from a year ago quarter

Performance

●	Core net interest income (non-GAAP) (excluding loan accretion and deferred fees on PPP) increased $5.8 million from prior quarter
●	Total deposit cost of 0.09%, down 3 basis points from prior quarter
●	Noninterest income of $87.0 million, up $8.0 million compared to the prior quarter, primarily due to a $5.4 million increase in mortgage banking income and $2.2 million increase in deposit fee income

Balance Sheet / Credit

●	Loans, excluding PPP loans, increased $573.3 million, or 10.0% annualized, centered in $336.9 million growth in commercial and industrial loans and $215.5 million growth in investor commercial real estate, commercial owner occupied real estate, and single family construction to permanent loans (which are included in the construction and land development loans category)
●	Total deposits increased $318.2 million, or 3.8% annualized, with core deposit growth totaling $662.7 million, or 8.8% annualized
●	33.8% of deposits are noninterest-bearing
●	Net loan charge-offs of $46 thousand, or 0.00% annualized

Capital Returns

●	Repurchased 485,491 shares during 3Q 2021 and approximately 120,000 shares in October 2021, at a weighted average price of $74.71, bringing total 2021 repurchases to approximately 1.31 million shares

Subsequent Events

●	Received OCC approval for the Atlantic Capital Bancshares, Inc. (“ACBI”) merger, awaiting FRB and ACBI shareholders’ approvals
●	Declared a cash dividend on common stock of $0.49 per share, payable on November 19, 2021 to shareholders of record as of November 12, 2021

Financial Performance

	Three Months Ended					Nine Months Ended
(Dollars in thousands, except per share data)	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,	Sep. 30,
INCOME STATEMENT	2021	2021	2021	2020	2020	2021	2020
Interest income
Loans, including fees (1)	$246,065	$246,177	$259,967	$269,632	$280,825	$752,209	$581,566
Investment securities, trading securities, federal funds sold and securities
purchased under agreements to resell	25,384	21,364	18,509	16,738	14,469	65,257	42,092
Total interest income	271,449	267,541	278,476	286,370	295,294	817,466	623,658
Interest expense
Deposits	7,267	9,537	11,257	13,227	15,154	28,061	42,215
Federal funds purchased, securities sold under agreements
to repurchase, and other borrowings	4,196	4,874	5,221	7,596	9,792	14,291	20,525
Total interest expense	11,463	14,411	16,478	20,823	24,946	42,352	62,740
Net interest income	259,986	253,130	261,998	265,547	270,348	775,114	560,918
(Recovery) provision for credit losses	(38,903)	(58,793)	(58,420)	18,185	29,797	(156,116)	217,804
Net interest income after (recovery) provision for credit losses	298,889	311,923	320,418	247,362	240,551	931,230	343,114
Noninterest income	87,010	79,020	96,285	97,871	114,790	262,315	213,269
Noninterest expense
Pre-tax operating expense	214,672	218,707	218,702	219,719	215,225	652,080	452,977
Merger and/or branch consolid. expense	17,618	32,970	10,009	19,836	21,662	60,598	66,070
Extinguishment of debt cost	—	11,706	—	—	—	11,706	—
SWAP termination expense	—	—	—	38,787	—	—	—
Federal Home Loan Bank advances prepayment fee	—	—	—	56	—	—	199
Total noninterest expense	232,290	263,383	228,711	278,398	236,887	724,384	519,246
Income before provision for income taxes	153,609	127,560	187,992	66,835	118,454	469,161	37,137
Income taxes (benefit) provision	30,821	28,600	41,043	(19,401)	23,233	100,464	2,741
Net income	$122,788	$98,960	$146,949	$86,236	$95,221	$368,697	$34,396

Adjusted net income (non-GAAP) (2)
Net income (GAAP)	$122,788	$98,960	$146,949	$86,236	$95,221	$368,697	$34,396
Securities gains, net of tax	(51)	(28)	—	(29)	(12)	(79)	(12)
Income taxes benefit - carryback tax loss	—	—	—	(31,468)	—	—	—
FHLB prepayment penalty, net of tax	—	—	—	46	—	—	154
SWAP termination expense, net of tax	—	—	—	31,784	—	—	—
Initial provision for credit losses - NonPCD loans and UFC	—	—	—	—	—	—	92,212
Merger and/or branch consolid. expense, net of tax	14,083	25,578	7,824	16,255	17,413	47,485	52,114
Extinguishment of debt cost, net of tax	—	9,081	—	—	—	9,081	—
Adjusted net income (non-GAAP)	$136,820	$133,591	$154,773	$102,824	$112,622	$425,184	$178,864

Basic earnings per common share	$1.75	$1.40	$2.07	$1.22	$1.34	$5.22	$0.70
Diluted earnings per common share	$1.74	$1.39	$2.06	$1.21	$1.34	$5.19	$0.69
Adjusted net income per common share - Basic (non-GAAP) (2)	$1.95	$1.89	$2.18	$1.45	$1.59	$6.02	$3.63
Adjusted net income per common share - Diluted (non-GAAP) (2)	$1.94	$1.87	$2.17	$1.44	$1.58	$5.98	$3.60
Dividends per common share	$0.49	$0.47	$0.47	$0.47	$0.47	$1.43	$1.41
Basic weighted-average common shares outstanding	70,066,235	70,866,193	71,009,209	70,941,200	70,905,027	70,643,289	49,330,267
Diluted weighted-average common shares outstanding	70,575,726	71,408,888	71,484,490	71,294,864	71,075,866	71,108,204	49,635,882
Effective tax rate	20.06%	22.42%	21.83%	(29.03)%	19.61%	21.41%	7.38%
Adjusted effective tax rate	20.06%	22.42%	21.83%	18.05%	19.61%	21.41%	7.38%

Performance and Capital Ratios

	Three Months Ended					Nine Months Ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,	Sep. 30,
	2021	2021	2021	2020	2020	2021	2020
PERFORMANCE RATIOS
Return on average assets (annualized)	1.20%	1.00%	1.56%	0.90%	1.00%	1.25%	0.18%
Adjusted return on average assets (annualized) (non-GAAP) (2)	1.34%	1.35%	1.64%	1.08%	1.18%	1.44%	0.93%
Return on average equity (annualized)	10.21%	8.38%	12.71%	7.45%	8.31%	10.41%	1.41%
Adjusted return on average equity (annualized) (non-GAAP) (2)	11.37%	11.31%	13.39%	8.88%	9.83%	12.01%	7.31%
Return on average tangible common equity (annualized) (non-GAAP) (3)	16.86%	14.12%	21.16%	13.05%	14.66%	17.34%	3.51%
Adjusted return on average tangible common equity (annualized) (non-GAAP) (2) (3)	18.68%	18.74%	22.24%	15.35%	17.14%	19.85%	13.58%
Efficiency ratio (tax equivalent)	64.22%	76.28%	61.06%	73.59%	58.91%	66.99%	64.60%
Adjusted efficiency ratio (non-GAAP) (4)	59.16%	62.88%	58.27%	57.52%	53.30%	60.05%	56.07%
Dividend payout ratio (5)	27.94%	33.65%	22.72%	38.67%	35.01%	27.39%	188.71%
Book value per common share	$68.55	$67.60	$66.42	$65.49	$64.34
Tangible book value per common share (non-GAAP) (3)	$43.98	$43.07	$42.02	$41.16	$39.83

CAPITAL RATIOS
Equity-to-assets	11.7%	11.8%	11.9%	12.3%	12.1%
Tangible equity-to-tangible assets (non-GAAP) (3)	7.8%	7.8%	7.9%	8.1%	7.8%
Tier 1 leverage (6) *	8.1%	8.1%	8.5%	8.3%	8.1%
Tier 1 common equity (6) *	11.9%	12.1%	12.2%	11.8%	11.5%
Tier 1 risk-based capital (6) *	11.9%	12.1%	12.2%	11.8%	11.5%
Total risk-based capital (6) *	13.7%	14.1%	14.5%	14.2%	13.9%

OTHER DATA
Number of branches	281	281	281	285	305

*The regulatory capital ratios presented above include the assumption of the transitional method relative to the CARES Act in relief of COVID-19 pandemic on the economy and financial institutions in the United States. The referenced relief allows a total five-year “phase in” of the CECL impact on capital and relief over the next two years for the impact on the allowance for credit losses resulting from COVID-19.

Balance Sheet

	Ending Balance
(Dollars in thousands, except per share and share data)	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
BALANCE SHEET	2021	2021	2021	2020	2020
Assets
Cash and due from banks	$597,321	$529,434	$392,556	$363,306	$344,389
Federal Funds Sold and interest-earning deposits with banks	5,701,002	5,875,078	5,581,581	4,245,949	4,127,250
Cash and cash equivalents	6,298,323	6,404,512	5,974,137	4,609,255	4,471,639

Trading securities, at fair value	61,294	89,925	83,947	10,674	—
Investment securities:
Securities held-to-maturity	1,641,485	1,189,265	1,214,313	955,542.00	—
Securities available for sale, at fair value	4,631,554	4,369,159	3,891,490	3,330,672	3,561,929
Other investments	160,592	160,607	161,468	160,443	185,199
Total investment securities	6,433,631	5,719,031	5,267,271	4,446,657	3,747,128
Loans held for sale	242,813	171,447	352,997	290,467	456,141
Loans:
Purchased credit deteriorated	2,255,874	2,434,259	2,680,466	2,915,809	3,143,822
Purchased non-credit deteriorated	6,554,647	7,457,950	8,433,913	9,458,869	10,557,907
Non-acquired	14,978,428	14,140,869	13,377,086	12,289,456	11,536,086
Less allowance for credit losses	(314,144)	(350,401)	(406,460)	(457,309)	(440,159)
Loans, net	23,474,805	23,682,677	24,085,005	24,206,825	24,797,656
Other real estate owned ("OREO")	3,687	5,039	11,471	11,914	13,480
Premises and equipment, net	569,817	568,473	569,171	579,239	626,259
Bank owned life insurance	778,552	773,452	562,624	559,368	556,475
Mortgage servicing rights	60,922	57,351	54,285	43,820	34,578
Core deposit and other intangibles	136,584	145,126	153,861	162,592	171,637
Goodwill	1,581,085	1,581,085	1,579,758	1,563,942	1,566,524
Other assets	1,262,195	1,177,751	1,035,805	1,305,120	1,377,849
Total assets	$40,903,708	$40,375,869	$39,730,332	$37,789,873	$37,819,366

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$11,333,881	$11,176,338	$10,801,812	$9,711,338	$9,681,095
Interest-bearing	22,226,677	22,066,031	21,639,598	20,982,544	20,288,859
Total deposits	33,560,558	33,242,369	32,441,410	30,693,882	29,969,954
Federal funds purchased and securities
sold under agreements to repurchase	859,736	862,429	878,581	779,666	706,723
Other borrowings	326,807	351,548	390,323	390,179	1,089,637
Reserve for unfunded commitments	28,289	30,981	35,829	43,380	43,161
Other liabilities	1,335,377	1,130,919	1,264,369	1,234,886	1,446,478
Total liabilities	36,110,767	35,618,247	35,010,512	33,141,993	33,255,953

Shareholders' equity:
Common stock - $2.50 par value; authorized 160,000,000 shares	174,795	175,957	177,651	177,434	177,321
Surplus	3,693,622	3,720,946	3,772,248	3,765,406	3,764,482
Retained earnings	925,044	836,584	770,952	657,451	604,564
Accumulated other comprehensive income (loss)	(520)	24,136	(1,031)	47,589	17,046
Total shareholders' equity	4,792,941	4,757,623	4,719,820	4,647,880	4,563,413
Total liabilities and shareholders' equity	$40,903,708	$40,375,869	$39,730,332	$37,789,873	$37,819,366

Common shares issued and outstanding	69,918,037	70,382,728	71,060,446	70,973,477	70,928,304

Net Interest Income and Margin

	Three Months Ended
	Sep. 30, 2021			Jun. 30, 2021			Sep. 30, 2020
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
YIELD ANALYSIS	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets:
Federal funds sold and interest-earning deposits with banks	$6,072,760	$2,199	0.14%	$5,670,674	$1,350	0.10%	$4,406,376	$1,215	0.11%
Investment securities	6,084,812	23,185	1.51%	5,371,985	20,014	1.49%	3,227,988	13,254	1.63%
Loans held for sale	184,547	1,307	2.81%	281,547	1,977	2.82%	556,670	4,151	2.97%
Total loans, excluding PPP	22,937,207	226,083	3.91%	22,588,076	225,664	4.01%	23,021,394	260,527	4.50%
Total PPP loans	939,111	18,675	7.89%	1,719,323	18,536	4.32%	2,291,238	16,147	2.80%
Total loans held for investment	23,876,318	244,758	4.07%	24,307,399	244,200	4.03%	25,312,632	276,674	4.35%
Total interest-earning assets	36,218,437	271,449	2.97%	35,631,605	267,541	3.01%	33,503,666	295,294	3.51%
Noninterest-earning assets	4,375,329			4,201,147			4,361,551
Total Assets	$40,593,766			$39,832,752			$37,865,217

Interest-Bearing Liabilities:
Transaction and money market accounts	$15,908,784	$3,110	0.08%	$15,453,940	$4,513	0.12%	$13,671,430	$7,853	0.23%
Savings deposits	3,126,055	241	0.03%	2,995,871	453	0.06%	2,561,605	584	0.09%
Certificates and other time deposits	3,256,488	3,916	0.48%	3,408,778	4,571	0.54%	4,016,437	6,717	0.67%
Federal funds purchased and repurchase agreements	860,810	259	0.12%	914,641	323	0.14%	710,369	509	0.29%
Other borrowings	334,256	3,937	4.67%	368,897	4,551	4.95%	1,089,399	9,283	3.39%
Total interest-bearing liabilities	23,486,393	11,463	0.19%	23,142,127	14,411	0.25%	22,049,240	24,946	0.45%
Noninterest-bearing liabilities ("Non-IBL")	12,333,922			11,951,384			11,259,916
Shareholders' equity	4,773,451			4,739,241			4,556,061
Total Non-IBL and shareholders' equity	17,107,373			16,690,625			15,815,977
Total Liabilities and Shareholders' Equity	$40,593,766			$39,832,752			$37,865,217
Net Interest Income and Margin (Non-Tax Equivalent)		$259,986	2.85%		$253,130	2.85%		$270,348	3.21%
Net Interest Margin (Tax Equivalent)			2.86%			2.87%			3.22%
Total Deposit Cost (without Debt and Other Borrowings)			0.09%			0.12%			0.20%
Overall Cost of Funds (including Demand Deposits)			0.13%			0.17%			0.31%

Total Accretion on Acquired Loans (1)		$5,243			$6,292			$22,445
Total Deferred Fees on PPP Loans		$16,369			$14,232			$8,533
TEFRA (included in NIM, Tax Equivalent)		$1,477			$1,424			$734
(1)	The remaining loan discount on acquired loans to be accreted into loan interest income totals $75.7 million and the remaining net deferred fees on PPP loans totals $9.5 million as of September 30, 2021.

Noninterest Income and Expense

	Three Months Ended					Nine Months Ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,	Sep. 30,
(Dollars in thousands)	2021	2021	2021	2020	2020	2021	2020
Noninterest Income:
Fees on deposit accounts	$26,130	$23,936	$25,282	$25,153	$24,346	$75,348	$59,166
Mortgage banking income	15,560	10,115	26,880	25,162	48,022	52,555	81,040
Trust and investment services income	9,150	9,733	8,578	7,506	7,404	27,461	21,931
Securities gains, net	64	36	—	35	15	100	15
Correspondent banking and capital market income	25,164	25,877	28,748	27,751	26,432	79,789	36,992
Bank owned life insurance income	5,132	5,047	3,300	3,341	4,127	13,478	8,038
Other	5,810	4,276	3,498	8,923	4,444	13,584	6,087
Total Noninterest Income	$87,010	$79,020	$96,286	$97,871	$114,790	$262,315	$213,269

Noninterest Expense:
Salaries and employee benefits	$136,969	$137,379	$140,361	$138,982	$134,919	$414,709	$277,617
Swap termination expense	—	—	—	38,787	—	—	—
Occupancy expense	23,135	22,844	23,331	23,496	23,845	69,310	52,091
Information services expense	18,061	19,078	18,789	19,527	18,855	55,928	40,317
FHLB prepayment penalty	—	—	—	56	—	—	199
OREO expense and loan related	1,527	240	1,002	728	1,146	2,769	2,840
Business development and staff related	4,424	4,305	3,371	3,835	2,599	12,100	6,290
Amortization of intangibles	8,543	8,968	9,164	9,760	9,560	26,675	17,232
Professional fees	2,415	2,301	3,274	4,306	4,385	7,990	9,727
Supplies and printing expense	2,310	2,500	2,670	2,809	2,755	7,480	5,870
FDIC assessment and other regulatory charges	4,245	4,931	3,841	3,403	2,849	13,017	7,310
Advertising and marketing	2,185	1,659	1,740	1,544	1,203	5,584	2,548
Other operating expenses	10,858	14,502	11,159	11,329	13,109	36,518	31,135
Branch consolidation and merger expense	17,618	32,970	10,009	19,836	21,662	60,598	66,070
Extinguishment of debt cost	—	11,706	—	—	—	11,706	—
Total Noninterest Expense	$232,290	$263,383	$228,711	$278,398	$236,887	$724,384	$519,246

Loans and Deposits

The following table presents a summary of the loan portfolio by type (dollars in thousands):

	Ending Balance
(Dollars in thousands)	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
LOAN PORTFOLIO	2021	2021	2021	2020	2020
Construction and land development*	$2,032,731	$1,947,646	$1,888,240	$1,890,846	$1,829,345
Investor commercial real estate*	7,131,192	7,094,109	6,978,326	7,007,146	7,050,104
Commercial owner occupied real estate	4,988,490	4,895,189	4,817,346	4,832,697	4,836,405
Commercial and industrial, excluding PPP	3,458,520	3,121,625	3,140,893	3,112,848	3,066,551
Consumer real estate*	4,733,567	4,748,693	4,835,567	4,974,808	5,195,978
Consumer/other	943,243	907,181	885,320	912,327	907,711
Subtotal	23,287,743	22,714,443	22,545,692	22,730,672	22,886,094
PPP loans	501,206	1,318,635	1,945,773	1,933,462	2,351,721
Total Loans	$23,788,949	$24,033,078	$24,491,465	$24,664,134	$25,237,815

As a result of the conversion of legacy CenterState’s core system to the Company’s core system completed in 2Q 2021, several loans were reclassified to conform with the Company’s loan segmentation, most notably residential investment loans which were reclassed from consumer real estate to investor commercial real estate. All periods prior to 2Q 2021 presented above were revised to conform with the current loan segmentation.

* Single family home construction-to-permanent loans originated by the Company’s mortgage banking division are included in construction and land development category until completion. Investor commercial real estate loans include commercial non-owner occupied real estate and other income producing property. Consumer real estate includes consumer owner occupied real estate and home equity loans.

	Ending Balance
(Dollars in thousands)	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
DEPOSITS	2021	2021	2021	2020	2020
Noninterest-bearing checking	$11,333,881	$11,176,338	$10,801,812	$9,711,338	$9,681,095
Interest-bearing checking	7,920,236	7,651,433	7,369,066	6,955,575	6,414,905
Savings	3,201,543	3,051,229	2,906,673	2,694,010	2,618,877
Money market	8,110,162	8,024,117	7,884,132	7,584,353	7,404,299
Time deposits	2,994,736	3,339,252	3,479,727	3,748,605	3,850,778
Total Deposits	$33,560,558	$33,242,369	$32,441,410	$30,693,881	$29,969,954

Core Deposits (excludes Time Deposits)	$30,565,822	$29,903,117	$28,961,683	$26,945,276	$26,119,176

Asset Quality

	Ending Balance
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
(Dollars in thousands)	2021	2021	2021	2020	2020
NONPERFORMING ASSETS:
Non-acquired
Non-acquired nonperforming loans	$25,529	$16,624	$21,034	$29,171	$22,463
Non-acquired OREO and other nonperforming assets	364	695	654	688	825
Total non-acquired nonperforming assets	25,893	17,319	21,688	29,859	23,288
Acquired
Acquired nonperforming loans	64,672	69,053	80,024	77,668	89,974
Acquired OREO and other nonperforming assets	3,804	4,777	11,292	11,568	12,904
Total acquired nonperforming assets	68,476	73,830	91,316	89,236	102,878
Total nonperforming assets	$94,369	$91,149	$113,004	$119,095	$126,166

	Three Months Ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
	2021	2021	2021	2020	2020
ASSET QUALITY RATIOS:
Allowance for credit losses as a percentage of loans	1.32%	1.46%	1.66%	1.85%	1.74%
Allowance for credit losses as a percentage of loans, excluding PPP loans	1.35%	1.54%	1.80%	2.01%	1.92%
Allowance for credit losses as a percentage of nonperforming loans	348.27%	408.98%	402.20%	428.04%	391.47%
Net (recoveries) charge-offs as a percentage of average loans (annualized)	0.00%	0.03%	(0.00)%	0.01%	0.01%
Total nonperforming assets as a percentage of total assets	0.23%	0.23%	0.28%	0.32%	0.33%
Nonperforming loans as a percentage of period end loans	0.38%	0.36%	0.41%	0.43%	0.45%

Current Expected Credit Losses (“CECL”)

Below is a table showing the roll forward of the ACL and UFC for the third quarter of 2021:

	Allowance for Credit Losses ("ACL & UFC")
	NonPCD ACL	PCD ACL	Total	UFC
Ending Balance 6/30/2021	$245,368	$105,033	$350,401	$30,981
Charge offs	(2,722)	—	(2,722)	—
Acquired charge offs	(558)	(567)	(1,125)	—
Recoveries	1,512	—	1,512	—
Acquired recoveries	540	1,749	2,289	—
Provision for credit losses	(22,759)	(13,452)	(36,211)	(2,692)
Ending balance 9/30/2021	$221,381	$92,763	$314,144	$28,289

Period end loans (includes PPP Loans)	$21,533,075	$2,255,874	$23,788,949	N/A
Reserve to Loans (includes PPP Loans)	1.03%	4.11%	1.32%	N/A
Period end loans (excludes PPP Loans)	$21,031,869	$2,255,874	$23,287,743	N/A
Reserve to Loans (excludes PPP Loans)	1.05%	4.11%	1.35%	N/A
Unfunded commitments (off balance sheet) *				$5,497,678
Reserve to unfunded commitments (off balance sheet)				0.51%

* Unfunded commitments exclude unconditionally cancelable commitments and letters of credit.

Conference Call

The Company will host a conference call to discuss its third quarter results at 10:00 a.m. Eastern Time on October 28, 2021.  Management from Atlantic Capital Bancshares, Inc. will participate in this call to provide some commentary on its financial results for the quarter.  Callers wishing to participate may call toll-free by dialing 844-200-6205.  The number for international participants is (929) 526-1599.  The conference ID number is 311263.   Alternatively, individuals may listen to the live webcast of the presentation by visiting SouthStateBank.com.   An audio replay of the live webcast is expected to be available by the evening of October 28, 2021 on the Investor Relations section of SouthStateBank.com.

SouthState Corporation is a financial services company headquartered in Winter Haven, Florida.  SouthState Bank, N.A., the Company’s nationally chartered bank subsidiary, provides consumer, commercial, mortgage and wealth management solutions to more than one million customers throughout Florida, Alabama, Georgia, the Carolinas and Virginia.  The Bank also serves clients coast to coast through its correspondent banking division.  Additional information is available at SouthStateBank.com.

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Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables that provide a reconciliation of non-GAAP measures to GAAP measures.  Management believes that these non-GAAP measures provide additional useful information, which allows readers to evaluate the ongoing performance of the Company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.  Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.

(Dollars in thousands)
PRE-PROVISION NET REVENUE ("PPNR") (NON-GAAP)	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sep 30, 2020
Net income (GAAP)	$122,788	$98,960	$146,949	$86,236	$95,221
(Recovery) provision for credit losses	(38,903)	(58,793)	(58,420)	18,185	29,797
Tax provision (benefit)	30,821	28,600	41,043	(19,401)	23,233
Merger-related costs	17,618	32,970	10,009	19,836	21,662
Extinguishment of debt costs	—	11,706	—	—	—
Securities gains	(64)	(36)	—	(35)	(15)
FHLB advance prepayment cost	—	—	—	56	—
Swap termination cost	—	—	—	38,787	—
Pre-provision net revenue (PPNR) (Non-GAAP)	$132,260	$113,407	$139,581	$143,664	$169,898

Average asset balance (GAAP)	$40,593,766	$39,832,752	$38,245,410	$38,027,111	$37,865,217

PPNR ROAA	1.29%	1.14%	1.48%	1.50%	1.79%

	Three Months Ended					Nine Months Ended
(Dollars in thousands, except per share data)	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,	Sep. 30,
RECONCILIATION OF GAAP TO NON-GAAP	2021	2021	2021	2020	2020	2021	2020
Adjusted Net Income (non-GAAP) (2)
Net income (GAAP)	$122,788	$98,960	$146,949	$86,236	$95,221	$368,697	$34,396
Securities gains, net of tax	(51)	(28)	—	(29)	(12)	(79)	(12)
PCL - NonPCD loans & unfunded commitments	—	—	—	—	—	—	92,212
Swap termination expense, net of tax	—	—	—	31,784	—	—	—
Benefit for income taxes - carryback tax loss	—	—	—	(31,468)	—	—	—
FHLB prepayment penalty, net of tax	—	—	—	46	—	—	154
Merger and branch consolidation/acq. expense, net of tax	14,083	25,578	7,824	16,255	17,413	47,485	52,114
Extinguishment of debt cost, net of tax	—	9,081	—	—	—	9,081	—
Adjusted net income (non-GAAP)	$136,820	$133,591	$154,773	$102,824	$112,622	$425,184	$178,864

Adjusted Net Income per Common Share - Basic (2)
Earnings per common share - Basic (GAAP)	$1.75	$1.40	$2.07	$1.22	$1.34	$5.22	$0.70
Effect to adjust for securities gains	(0.00)	(0.00)	—	(0.00)	(0.00)	(0.00)	(0.00)
Effect to adjust for PCL - NonPCD loans & unfunded commitments	—	—	—	—	—	—	1.87
Effect to adjust for swap termination expense, net of tax	—	—	—	0.45	—	—	—
Effect to adjust for benefit for income taxes - carryback tax loss	—	—	—	(0.44)	—	—	—
Effect to adjust for FHLB prepayment penalty, net of tax	—	—	—	0.00	—	—	0.00
Effect to adjust for merger & branch consol./acq expenses, net of tax	0.20	0.36	0.11	0.23	0.25	0.67	1.06
Effect to adjust for extinguishment of debt cost	—	0.13	—	—	—	0.13	—
Adjusted net income per common share - Basic (non-GAAP)	$1.95	$1.89	$2.18	$1.45	$1.59	$6.02	$3.62

Adjusted Net Income per Common Share - Diluted (2)
Earnings per common share - Diluted (GAAP)	$1.74	$1.39	$2.06	$1.21	$1.34	$5.19	$0.69
Effect to adjust for securities gains	(0.00)	(0.00)	—	(0.00)	(0.00)	(0.00)	(0.00)
Effect to adjust for PCL - NonPCD loans & unfunded commitments	—	—	—	—	—	—	1.86
Effect to adjust for swap termination expense, net of tax	—	—	—	0.45	—	—	—
Effect to adjust for benefit for income taxes - carryback tax loss	—	—	—	(0.44)	—	—	—
Effect to adjust for FHLB prepayment penalty, net of tax	—	—	—	0.00	—	—	0.00
Effect to adjust for merger & branch consol./acq expenses, net of tax	0.20	0.35	0.11	0.23	0.24	0.66	1.06
Effect to adjust for extinguishment of debt cost	—	0.13	—	—	—	0.13	—
Adjusted net income per common share - Diluted (non-GAAP)	$1.94	$1.87	$2.17	$1.44	$1.58	$5.98	$3.60

Adjusted Return on Average Assets (2)
Return on average assets (GAAP)	1.20%	1.00%	1.56%	0.90%	1.00%	1.25%	0.18%
Effect to adjust for securities gains	(0.00)%	(0.00)%	—%	(0.00)%	(0.00)%	(0.00)%	(0.00)%
Effect to adjust for PCL - NonPCD loans & unfunded commitments	—%	—%	—%	—%	—%	—%	0.48%
Effect to adjust for swap termination expense	—%	—%	—%	0.33%	—%	—%	—%
Effect to adjust for benefit for income taxes - carryback tax loss	—%	—%	—%	(0.33)%	—%	—%	—%
Effect to adjust for FHLB prepayment penalty, net of tax	—%	—%	—%	0.00%	—%	—%	0.00%
Effect to adjust for merger & branch consol./acq expenses, net of tax	0.14%	0.26%	0.08%	0.18%	0.18%	0.16%	0.27%
Effect to adjust for extinguishment of debt cost	—%	0.09%	—%	—%	—%	0.03%	—%
Adjusted return on average assets (non-GAAP)	1.34%	1.35%	1.64%	1.08%	1.18%	1.44%	0.93%

Adjusted Return on Average Equity (2)
Return on average equity (GAAP)	10.21%	8.38%	12.71%	7.45%	8.31%	10.41%	1.41%
Effect to adjust for securities gains	(0.00)%	(0.00)%	—%	(0.00)%	(0.00)%	(0.00)%	(0.00)%
Effect to adjust for PCL - NonPCD loans & unfunded commitments	—%	—%	—%	—%	—%	—%	3.77%
Effect to adjust for swap termination expense	—%	—%	—%	2.74%	—%	—%	—%
Effect to adjust for benefit for income taxes - carryback tax loss	—%	—%	—%	(2.72)%	—%	—%	—%
Effect to adjust for FHLB prepayment penalty, net of tax	—%	—%	—%	(0.00)%	—%	—%	0.01%
Effect to adjust for merger & branch consol./acq expenses, net of tax	1.16%	2.16%	0.68%	1.41%	1.52%	1.34%	2.12%
Effect to adjust for extinguishment of debt cost	—%	0.77%	—%	—%	—	0.26%	—%
Adjusted return on average equity (non-GAAP)	11.37%	11.31%	13.39%	8.88%	9.83%	12.01%	7.31%

Adjusted Return on Average Common Tangible Equity (2) (3)
Return on average common equity (GAAP)	10.21%	8.38%	12.71%	7.45%	8.31%	10.41%	1.41%
Effect to adjust for securities gains	(0.00)%	(0.00)%	—%	(0.00)%	(0.00)%	(0.00)%	(0.00)%
Effect to adjust for PCL - NonPCD loans & unfunded commitments	—%	—%	—%	—%	—%	—%	3.77%
Effect to adjust for swap termination expense	—%	—%	—%	2.74%	—%	—%	—%
Effect to adjust for benefit for income taxes - carryback tax loss	—%	—%	—%	(2.72)%	—%	—%	—%
Effect to adjust for FHLB prepayment penalty, net of tax	—%	—%	—%	—%	—%	—%	0.01%
Effect to adjust for merger & branch consol./acq expenses, net of tax	1.17%	2.16%	0.68%	1.40%	1.52%	1.34%	2.13%
Effect to adjust for extinguishment of debt cost	—%	0.77%	—%	—%	—	0.26%	—%
Effect to adjust for intangible assets	7.30%	7.43%	8.85%	6.48%	7.31%	7.84%	6.26%
Adjusted return on average common tangible equity (non-GAAP)	18.68%	18.74%	22.24%	15.35%	17.14%	19.85%	13.58%

	Three Months Ended					Nine Months Ended
(Dollars in thousands, except per share data)	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,	Sep. 30,
RECONCILIATION OF GAAP TO NON-GAAP	2021	2021	2021	2020	2020	2021	2020
Adjusted Efficiency Ratio (4)
Efficiency ratio	64.22%	76.28%	61.06%	73.59%	58.91%	66.99%	64.60%
Effect to adjust for merger and branch consolidation related expenses	(5.06)%	(13.38)%	(2.79)%	(16.07)%	(5.61)%	(6.94)%	(8.52)%
Adjusted efficiency ratio	59.16%	62.88%	58.26%	57.52%	53.30%	60.05%	56.07%

Tangible Book Value Per Common Share (3)
Book value per common share (GAAP)	$68.55	$67.60	$66.42	$65.49	$64.34
Effect to adjust for intangible assets	(24.57)	(24.53)	(24.40)	(24.33)	(24.51)
Tangible book value per common share (non-GAAP)	$43.98	$43.07	$42.02	$41.16	$39.83

Tangible Equity-to-Tangible Assets (3)
Equity-to-assets (GAAP)	11.72%	11.78%	11.88%	12.30%	12.07%
Effect to adjust for intangible assets	(3.87)%	(3.94)%	(4.02)%	(4.20)%	(4.24)%
Tangible equity-to-tangible assets (non-GAAP)	7.85%	7.84%	7.86%	8.10%	7.83%

Certain prior period information has been reclassified to conform to the current period presentation, and these reclassifications had no impact on net income or equity as previously reported.

Footnotes to tables:

(1)	Includes loan accretion (interest) income related to the discount on acquired loans of $5.2 million, $6.3 million, $10.4 million, $12.7 million, and $22.4 million, respectively, during the five quarters above.
(2)	Adjusted earnings, adjusted return on average assets, adjusted EPS, and adjusted return on average equity are non-GAAP measures and exclude the gains or losses on sales of securities, FHLB Advances prepayment penalty, initial provision for credit losses on non-PCD loans and unfunded commitments, income tax benefit related to the carryback of tax losses under the CARES Act, swap termination expense, extinguishment of debt cost and merger and branch consolidation related expense. Management believes that non-GAAP adjusted measures provide additional useful information that allows readers to evaluate the ongoing performance of the company. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP. Adjusted earnings and the related adjusted return measures (non-GAAP) exclude the following from net income (GAAP) on an after-tax basis: (a) pre-tax merger and branch consolidation related expense of $17.6 million, $33.0 million, $10.0 million, $19.8 million, and $21.7 million for the quarters ended September 30, 2021, June 30, 2021, March 31, 2021, December 31, 2020 and September 30, 2020, respectively; (b) net securities gains of $64,000, $36,000, $35,000 and $15,000 for the quarters ended September 30, 2021, June 30, 2021, December 31, 2020 and September 30, 2020, respectively; (c) FHLB prepayment penalty of $56,000 for the quarter ended December 31, 2020; and (d) swap termination expense of $38.8 million for the quarter ended December 31, 2020; (e) tax carryback losses under the CARES Act of $31.5 million for the quarter ended December 31, 2020.
(3)	The tangible measures are non-GAAP measures and exclude the effect of period end or average balance of intangible assets. The tangible returns on equity and common equity measures also add back the after-tax amortization of intangibles to GAAP basis net income. Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by industry analysts for companies with prior merger and acquisition activities. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP. The sections titled "Reconciliation of Non-GAAP to GAAP" provide tables that reconcile non-GAAP measures to GAAP.
(4)	Adjusted efficiency ratio is calculated by taking the noninterest expense excluding swap termination expense, branch consolidation cost and merger cost, extinguishment of debt cost, tax carryback losses under the CARES Act, amortization of intangible assets, and the FHLB prepayment penalty divided by net interest income and noninterest income excluding securities gains (losses). The pre-tax amortization expenses of intangible assets were $8.5 million, $9.0 million, $9.2 million, $9.8 million, and $9.6 million, for the quarters ended September 30, 2021, June 30, 2021, March 31, 2021, December 31, 2020, and September 30, 2020, respectively.
(5)	The dividend payout ratio is calculated by dividing total dividends paid during the period by the total net income for the same period.
(6)	September 30, 2021 ratios are estimated and may be subject to change pending the final filing of the FR Y-9C; all other periods are presented as filed.
(7)	Loan data excludes mortgage loans held for sale.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this communication, which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on, among other things, management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and SouthState. Words and phrases such as “may,” “approximately,” “continue,” “should,” “expects,” “projects,” “anticipates,” “is likely,” “look ahead,” “look forward,” “believes,” “will,” “intends,” “estimates,” “strategy,” “plan,” “could,” “potential,” “possible” and variations of such words and similar expressions are intended to identify such forward-looking statements. SouthState cautions readers that forward-looking statements are subject to certain risks, uncertainties and assumptions that are difficult to predict with regard to, among other things, timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks, uncertainties and assumptions, include, among others, the following: (1) economic downturn risk, potentially resulting in deterioration in the credit markets, greater than expected noninterest expenses, excessive loan losses and other negative consequences, which risks could be exacerbated by potential continued negative economic developments resulting from the Covid19 pandemic, or from federal spending cuts and/or one or more federal budget-related impasses or actions; (2) interest rate risk primarily resulting from the low interest rate environment and historically low yield curve primarily due to government programs in place under the CARES Act and otherwise in response to the Covid19 pandemic, and their impact on the Bank’s earnings, including from the correspondent and mortgage divisions, housing demand, the market value of the bank’s loan and securities portfolios, and the market value of SouthState’s equity; (3) risks related to the merger and integration of SouthState and CSFL including, among others, (i) the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer than anticipated to be realized, (ii) the risk that the integration of each party’s operations will be materially delayed or will be more costly or difficult than expected or that the parties are otherwise unable to successfully integrate each party’s businesses into the other’s businesses, (iii) the amount of the costs, fees, expenses and charges related to the merger, (iv) reputational risk and the reaction of each company's customers, suppliers, employees or other business partners to the merger, (3) risks related to the merger and integration of SouthState and Atlantic Capital including, among others, (i) the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer than anticipated to be realized, (ii) disruption to the parties’ businesses as a result of the announcement and pendency of the merger, (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (iv) the risk that the integration of each party’s operations will be materially delayed or will be more costly or difficult than expected or that the parties are otherwise unable to successfully integrate each party’s businesses into the other’s businesses, (v) the failure to obtain the necessary approvals by the shareholders of SouthState or Atlantic Capital, (vi) the amount of the costs, fees, expenses and charges related to the merger, (vii) the ability by each of SouthState and Atlantic Capital to obtain required governmental approvals of the merger (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction),  (viii) reputational risk and the reaction of each company's customers, suppliers, employees or other business partners to the merger, (ix) the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the merger, (x) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (xi) the dilution caused by SouthState’s issuance of additional shares of its common stock in the merger, (xii) general competitive, economic, political and market conditions, and (xiii) other factors that may affect future results of Atlantic Capital and SouthState including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and other actions of the Board of Governors of the Federal Reserve System and Office of the Comptroller of the Currency and legislative and regulatory actions and reforms (4) risks relating to the continued impact of the Covid19 pandemic on the company, including possible impact to the company and its employees from contacting Covid19, and to efficiencies and the control environment due to the continued work from home environment and to our results of operations due to government stimulus and other interventions to blunt the impact of the pandemic; (5) the impact of increasing digitization of the banking industry and movement of customers to on-line platforms, and the possible impact on the Bank’s results of operations, customer base, expenses, suppliers and operations; (6) controls and procedures risk, including the potential failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures; (7) potential deterioration in real estate values; (8) the impact of competition with other financial institutions, including pricing pressures (including those resulting from the CARES Act) and the resulting impact, including as a result of compression to net interest margin; (9) risks relating to the ability to retain our culture and attract and retain qualified people; (10) credit risks associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed under the terms of any loan-related document; (11) risks related to the ability of the company to pursue its strategic plans which depend upon certain growth goals in our lines of business; (12) liquidity risk affecting the Bank’s ability to meet its obligations when they come due; (13) risks associated with an anticipated increase in SouthState’s investment securities portfolio, including risks associated with acquiring and holding investment securities or potentially determining that the amount of investment securities SouthState desires to acquire are not available on terms acceptable to SouthState; (14) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (15) transaction risk arising from problems with service or product delivery; (16) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (17) regulatory change risk resulting from new laws, rules, regulations, accounting principles, proscribed practices or ethical standards, including, without limitation, the possibility that regulatory agencies may require higher levels of capital above the current regulatory-mandated minimums and including the impact of the CARES Act, the Consumer Financial Protection Bureau regulations, and the possibility of changes in accounting standards, policies, principles and practices, including changes in accounting principles relating to loan loss recognition (CECL); (18) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (19) reputation risk that adversely affects earnings or capital arising from negative public opinion; (20) cybersecurity risk related to the dependence of SouthState on internal computer systems and the technology of outside service providers, as well as the potential impacts of internal or external security breaches, which may subject the company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events; (21) reputational and operational risks associated with environment, social and governance matters; (22) greater than expected noninterest expenses; (23) excessive loan losses; (24) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with the Atlantic Capital integration, and potential difficulties in maintaining relationships with key personnel; (25) the risks of fluctuations in market prices for SouthState common stock that may or may not reflect economic condition or performance of SouthState; (26) the payment of dividends on SouthState common stock, which is subject to legal and regulatory limitations as well as the discretion of the board of directors of SouthState, SouthState’s performance and other factors; (27) ownership dilution risk associated with potential acquisitions in which SouthState’s stock may be issued as consideration for an acquired company; (28) operational, technological, cultural, regulatory, legal, credit and other risks associated with the exploration, consummation and integration of potential future acquisition, whether involving stock or cash consideration; (29) major catastrophes such as hurricanes, tornados, earthquakes, floods or other natural or human disasters, including infectious disease outbreaks, including the ongoing Covid19 pandemic, and the related disruption to local, regional and global economic activity and financial markets, and the impact that any of the foregoing may have on SouthState and its customers and other constituencies; (30) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (31) risks related to the proposed merger of SouthState and Atlantic Capital, including, among others, (i) the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer than anticipated to be realized, (ii) disruption to the parties’ businesses as a result of the announcement and pendency of the merger, (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (iv) the risk that the integration of each party’s operations will be materially delayed or will be more costly or difficult than expected or that the parties are otherwise unable to successfully integrate each party’s businesses into the other’s businesses, (v) the failure to obtain the necessary approvals by the shareholders of SouthState or Atlantic Capital, (vi) the amount of the costs, fees, expenses and charges related to the merger, (vii) the ability by each of SouthState and Atlantic Capital to obtain required governmental approvals of the merger (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction), (viii) reputational risk and the reaction of each company's customers, suppliers, employees or other business partners to the merger, (ix) the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the merger, (x) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (xi) the dilution caused by SouthState’s issuance of additional shares of its common stock in the merger, (xii) general competitive, economic, political and market conditions, and (xiii) other factors that may affect future results of Atlantic Capital and SouthState including changes in asset quality and credit risk, and (32) other factors that may affect future results of SouthState, as disclosed in SouthState’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, filed by SouthState with the U.S. Securities and Exchange Commission (“SEC”) and available on the SEC’s website at http://www.sec.gov, any of which could cause actual results to differ materially from future results expressed, implied or otherwise anticipated by such forward-looking statements.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. SouthState does not undertake any obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.